Exhibit T3A-52

State of Delaware
Secretary of State
Division of Corporations
Delivered 02:02 PM 05/28/2015
FILED 01:46 PM 05/28/2015
SRV 150804783 - 5755406 FILE

STATE of DELAWARE

LIMITED LIABILITY COMPANY

CERTIFICATE of FORMATION

First:             The name of the Limited Liability Company is Weatherford Latin America LLC.

Second:         The address of the Company’s registered office in the State of Delaware is 1209 Orange Street, Wilmington, Delaware 19801. The name of the Company’s registered agent at such address is: The Corporation Trust Company.

In Witness Whereof, the undersigned has executed this Certificate of Formation this 28th day of May 2015.

By:	/s/ Charity R. Kohl
Name:	Charity R. Kohl
Title:	Authorized Person